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                                                                     EXHIBIT 11




                             BACK YARD BURGERS, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                                   (Unaudited)

(in thousands except per share amounts)


                                                     For the Year Ended
                                                 December 28,    December 30,
                                                   1996              1995
                                                   ----              ----
Net Income (Loss)                                  $   357        ($2,953)
                                                   =======        =======

Weighted average number of common
  shares and common share equivalents
  outstanding during the period                      4,543          4,533
                                                   -------        -------
                                                     4,543          4,533
                                                   =======        =======

Primary income (loss) per share                        .08          (0.65)
                                                   =======        =======


Primary weighted average number of
  common shares and common share
  equivalents outstanding during the period          4,543          4,533
                                                   -------        -------
                                                     4,543          4,533
                                                   =======        =======

Fully diluted income (loss) per share                  .08          (0.65)
                                                   =======        =======